Exhibit 99.1

Avnet, Inc. Acquires Controlling Interest in Vanda Group

Strategic Investment in IT Solutions and Services Provider Opens New Markets in China, Macau
and Hong Kong

Phoenix, Arizona, October 14, 2009 — Avnet, Inc. (NYSE:AVT) today announced that it has, with effect from October 5, 2009, acquired a controlling interest in Vanda Group from Hutchinson Whampoa Limited, expanding its presence and customer base across China. Founded in 1982, Vanda Group is a leading IT solutions and services provider covering major cities in China, Hong Kong and Macau.

Vanda Group provides systems integration services and solutions incorporating hardware and software from major suppliers including IBM, Lenovo, Cisco, SUN, Nokia and Oracle. With more than 600 employees and nine major offices across China plus Hong Kong and Macau, Vanda Group provides leading edge technologies and solutions to clients from diverse industries including major banks, financial institutions, telecommunications companies, utilities and government departments. In 2008, Vanda Group revenue was approximately US$50 million. Vanda Group will operate as an Avnet company while maintaining its current operations, management team and the Vanda brand.

KP Tang, president of Avnet Technology Solutions, Asia Pacific, noted that this investment is a significant step in expanding Avnet’s business in the China market: “Adding a recognized leader like the Vanda Group will allow us to expand into new markets in Hong Kong and Macau while complementing our recently launched value-add distribution business in China. With Vanda’s strong local brand and technical resources we will be able to leverage the strengths of both organizations to address additional growth opportunities in greater China.”

The transaction will also provide Avnet Technology Solutions with a strong solutions practice in the banking and financial sector where Vanda’s flagship product, VisionBanking Suite, is recognized as an award winning solution. KP Tang added, “Vanda Group’s vertical solutions expertise is a strong fit with Avnet Technology Solutions’ strategy to expand into technical and vertical market solutions. By increasing the value we deliver in the market we can develop stronger relationships with our customers and accelerate growth in the region.”

Andrew So, managing director of Vanda Group said, “The new relationship with Avnet Technology Solutions is very strategic for both organizations. Working as part of a global organization dedicated to technology services and solutions like Avnet will allow us to leverage its scale and scope and accelerate our growth.”

About Avnet Technology Solutions
Avnet Technology Solutions is an operating group of Phoenix-based Avnet, Inc. As a global technology sales and marketing organization, Avnet Technology Solutions has sales divisions focused on specific customer segments and a select line card strategy enabling an exceptional level of attention to the needs of its customers and suppliers. For fiscal year 2009, the group served customers in more than 35 countries and generated US $7.04 billion in annual revenue. For more information visit www.ats.avnet.com.

About Avnet
Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers and by providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2009, Avnet generated revenue of $16.23 billion. For more information, visit www.avnet.com. AVT IR

For more information, please contact:

Avnet Technology Solutions, Asia Pacific
Michael Costigan
Director of Marketing and Business Innovation, Asia Pacific
Michael.costigan@avnet.com
+61 408651467

Avnet, Inc.
Brodeur Partners, for Avnet
Sonia Bovio
(602) 224-4048

Investor Relations
Vincent Keenan
Vice President, Investor Relations

(480) 643-7053